Exhibit 3.195.3

Illinois
Form LLC-5.25	Limited Liability Company Act
April 2010	Articles of Amendment	FILE #: 00167649 This space for use by Secretary of State.
Secretary of State
Department of Business Services	SUBMIT IN DUPLICATE
Limited Liability Division	Type or print clearly.	[FILED]
501 S. Second St., Rm. 351
Springfield, IL 62756	This space for use by Secretary of State
217-524-8008
www.cyberdriveillinois.com

Make check payable to Secretary of State. If check is returned for any reason this filing will be void.	Date: 08/19/10 Filing Fee: $150 Approved:
1.	Limited Liability Company Name: Santa Ana — Barlett, L.L.C.

2.	Articles of Amendment effective on:

☑	the file date

☐	a later date (not to exceed 30 days after the file date)

Month, Day, Year
3.	Articles of Organization are amended as follows (check applicable item(s) below):
☐	a)	Admission of a new member (give name and address below)*

☐	b)	Admission of a new manager (give name and address below)*

☐	c)	Withdrawal of a member (give name below)*

☐	d)	Withdrawal of a manager (give name below)*

☐	e)	Change in address of the office at which the records required by Section 1-40 of the Act are kept (give new address, including county below)

☐	f)	Change of registered agent and/or registered agent’s office (give new name and address, including county below) (Address change of P.O. Box alone or c/o is unacceptable)

☐	g)	Change in the Limited Liability Company’s name (give new name below)

☑	h)	Change in date of dissolution or other events of dissolution enumerated in Item 6 of the Articles of Organization

☑	i)	Other (give information in space below)

☐	j)	Establish authority to issue series (see back; filing fee $400)*

*	Changes in members/managers may, but are not required to, be reported in an amendment to the Articles of Organization.

Additional information:

3.(h) Date of dissolution is changing to December 31, 2060.

The Events of dissolution section is changing to: See attached.

3.(i) Purpose for which the LLC is organized is changing to:

The sole purpose of the Company shall be to rehabilitate, own, hold, operate, refinance, manage, sell and lease, the Project known as French Park Care Center, FHA # 143-22024, SANTA ANA, CALIFORNIA, and to engage in any and every other kind or type of activities related or incidental thereto. Furthermore, the Company has the authority to enter into the transaction with HUD and the lender and to comply with the requirements of the HUD insurance program.

New Name of LLC (if changed):

(continued on back)
Printed on recycled paper. Printed by authority of the State of Illinois. June 2010 – 500 – LLC 11.12

LLC-5.25	00167649 08/19/10

4.	This amendment was approved in accordance with Section 5-25 of the Illinois Limited Liability Company Act, and, if adopted by the managers, was approved by not less than the minimum number of managers necessary to approve the amendment, member action not being required; or, if adopted by the members, was approved by not less than the minimum number of members necessary to approve the amendment.

5.	I affirm, under penalties of perjury, having authority to sign hereto, that these Articles of Amendment are to the best of my knowledge and belief, true, correct and complete.

Dated:	08/18	,	2010

	Month/Day		Year

/s/ Craig M. Bernfield

Signature (Must comply with Section 5-45 of ILLCA.)

Craig M. Bernfield — see attached

Name and Title (type or print)

AVIV FINANCING I, L.L.C., Member

If the member or manager signing this document is a company or other entity, state Name of Company and whether it is a member or a manager of the LLC.

*	The following paragraph is adopted when Item 3j is checked:
The operating agreement provides for the establishment of one or more series. When the company has filed a Certificate of Designation for each series, which is to have limited liability pursuant to Section 37-40 of the Illinois Limited Liability Company Act, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Limited Liability Company generally or any other series thereof, and unless otherwise provided in the operating agreement, none of the debts, liabilities, obligations or expenses incurred, contracted for or otherwise existing with respect to this company generally or any other series thereof shall be enforceable against the assets of such series.
Printed on recycled paper. Printed by authority of the State of Illinois. June 2010 – 500 – LLC 11.12

LLC-5.25 Article 3h	00167649 08/19/10

3.(h) Events of Dissolution:
     The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Illinois Limited Liability Company Act.

LLC-5.25 Article 5	00167649 08/19/10
ARTICLES OF AMENDMENT
ILLINOIS LIMITED LIABILITY COMPANY
FORM LLC-5.25
SIGNATURE PAGE

AVIV FINANCING I, L.L.C.
By:	AVIV HEALTHCARE PROPERTIES
OPERATING PARTNERSHIP I, L.P.
Its: Sole member

By:	AVIV HEALTHCARE PROPERTIES
LIMITED PARTNERSHIP
Its: General partner

By:	AVIV HEALTHCARE, L.L.C.
Its: General partner

By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
Its: Manager